Prudential Investment Portfolios 2

PGIM Core Short Term Bond Fund

PGIM Core Ultra Short Bond Fund

(collectively referred to as the "Funds")

Supplement dated September 14, 2021 to each Fund's Currently Effective Prospectus and Statement of

Additional Information (SAI)

You should read this Supplement in conjunction with each Fund's Prospectus and SAI, as applicable, and retain it for future reference.

With respect to PGIM Core Short Term Bond Fund, Robert Browne and Ann Vilasuso are added as portfolio managers, effective September 30, 2021.

With respect to PGIM Core Ultra Short Bond Fund, Ann Vilasuso is added as a portfolio manager, effective September 30, 2021.

Effective September 30, 2021, each Fund's Prospectus is revised as follows:

1.The first and second sentence in the section of the Prospectus entitled "How the Funds are Managed – Portfolio Managers" is hereby deleted and replaced with:

Joseph D'Angelo, Jeffrey M. Venezia, Robert T. Browne and Ann Vilauso are primarily responsible for management of the Short-Term Bond Fund. Mr. D'Angelo, Robert T. Browne, Jeffrey M. Venezia and Ann Vilasuso are primarily responsible for the management of the Ultra Short Bond Fund.

2.The section of the Prospectus entitled "How the Funds are Managed – Portfolio Managers" is revised by adding the following:

Robert T. Browne is a Vice President and a money markets portfolio manager for PGIM Fixed Income's Money Markets Team, responsible for taxable money markets portfolios. Prior to assuming his current position in 1995, Mr. Browne spent two years analyzing and trading currency and global bonds as well as handling operations, marketing, compliance and business planning functions. Mr. Browne joined the Firm in 1989. He received a BA in Economics with an emphasis in Accounting from Ursinus College.

Ann Vilasuso is a Vice President on the Money Markets Team, having previously worked on the PGIM Fixed Income Developed Market Rates Team with a primary focus on short term interest rate derivatives. She joined the Firm in 2017, and has extensive experience in global fixed income in both buy- and sell- side roles. Most recently, Ms. Vilasuso was a Director on the U.S. dollar interest rate swap market making desk at Nomura and previously held the position of Director at Bank of America Merrill Lynch in a similar capacity. She received a BS in Electrical Engineering and Computer Science from MIT.

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